Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Sara Parker
SheaHedges Group
For Telos Corporation
(703) 287-7820
sparker@sheahedges.com

TELOS CORPORATION APPOINTS NEW DIRECTORS

ASHBURN, Va. – August 23, 2006 – Telos® Corporation announced today the appointment of three distinguished former military leaders to serve on the company’s board of directors. The new directors are retired Army Lt. Gen. Bruce Harris, retired Army Lt. Gen. Charles S. Mahan, Jr., and retired Navy Vice Adm. Jerry O. Tuttle.

The directors join existing board members John B. Wood, Telos president, chief executive officer, and chairman of the board; Robert J. Marino, Telos executive vice president, special projects; and David Borland, an outside director. The company expects to appoint additional directors beyond the three announced today.

On August 16, the company accepted the resignations of six of the company’s directors. The directors who resigned are Geoffrey B. Baker, Norman P. Byers, Ambassador Langhorne A. Motley, Thomas L. Owsley, Malcolm M. B. Sterrett, and Bruce J. Stewart.

“I want to thank the former directors for their service to the company,” said Telos’ CEO John B. Wood. “On behalf of the entire organization, we look forward to working with our new directors, who I am confident will equitably represent all of the interests of the company.”

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Notes to Editors:

Lt. Gen. Bruce Harris (USA, Ret.)

Lieutenant General Harris retired from the United States Army in September of 1989 after more than thirty-three years of continuous active duty. At the time of his retirement General Harris was the Director of Information Systems for Command, Control, Communications and Computers in the Office of the Secretary of the Army, Washington, D.C. In that capacity he served as the principal advisor to the Secretary and Chief of Staff of the Army on all aspects of policy, planning, resourcing and acquisition of communications, automation, information management and command and control systems in the United States Army. Since his retirement, General Harris has worked with many of America’s leading corporations as a consultant on matters relating to the development of strategic and business plans, resource planning and budget formulation.

Lt. Gen. Charles S. Mahan, Jr. (USA, Ret.)

Charles S. Mahan, Jr. is president and chief executive officer Horne Engineering Services, LLC. He joined Horne Engineering in 2006 and is focused on the company’s continued growth in the government services sector. Prior to joining Horne, he was Vice President of Homeland Security and Defense for SAP Public Services, Inc., where he led both SAP’s Homeland Defense practice and its Business Development efforts for all federal, state, and local government organizations. Mr. Mahan brings more than 35 years of distinguished military service. He retired from the U.S. Army in 2003 with the rank of Lieutenant General and was the Army’s Deputy Chief of Staff for Logistics. He currently serves on the board of directors of The Society of Logistical Engineers and the National Defense Industrial Association.

Vice Adm. Jerry O. Tuttle (USN, Ret.)

Vice Admiral Jerry O. Tuttle retired from the United States Navy in 1993 following a 39-year career that included assignments to numerous attack and fighter squadrons as well as leadership of key IT programs. Mr. Tuttle is widely regarded as an information technology strategist, having created Navy’s 4I Joint Operations Tactical System. In 1989, he became

Director, Space and Electronic Warfare, an assignment he held until retirement. Currently he is president and CEO of J.O.T. Enterprises, an information systems and command, control, communications, intelligence, surveillance and reconnaissance consulting company. Previous executive positions were as president of REL-TEK Systems & Design (now Savantage Financial Services), an employee-owned software development firm; president of ManTech’s International’s largest subsidiary, ManTech Systems Engineering; and vice president for business development and chief staff officer with Oracle Government.

About Telos

Telos® Corporation has provided innovative IT solutions and services to the federal government for more than 30 years. Telos and Xacta® Corporation, its subsidiary for security solutions, have since 1989 ensured that the government’s most security-conscious organizations comply with demanding federal and DoD information security mandates. Xacta offerings include enterprise IT security management solutions, enterprise security consulting services, secure wireless networking, secure enterprise messaging, and secure credentialing solutions. Xacta solutions are represented to the federal government on Telos’ GSA schedule. For more information, visit www.telos.com.

“Telos” is a registered trademark of Telos Corporation. “Xacta” is a registered trademark of Xacta Corporation. All other product, service, and company names are trademarks or registered trademarks of their respective holders. Xacta Corporation is a subsidiary of Telos Corporation.